EXHIBIT 99.1

News Release:	April 29, 2015
Contact:	Connie Waks
206.340.2305 • cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces
First Quarter 2015 Unaudited Preliminary Financial Highlights
Bank Declares Quarterly Cash Dividend to be Paid on April 30

Seattle - Today, the Federal Home Loan Bank of Seattle (Seattle Bank) announced preliminary financial highlights for the three months ended March 31, 2015, reporting $10.4 million of net income, compared to $10.7 million in first quarter 2014, and an increase in its retained earnings balance to $356.6 million as of March 31, 2015, from $346.4 million as of December 31, 2014. Net income for the quarter takes into account $10.8 million of merger-related expenses.
Based on the bank's first quarter 2015 financial results, the Seattle Bank's Board of Directors declared a $0.025 per share cash dividend, to be paid on April 30, 2015. These dividends will be paid based on average Class A and Class B stock outstanding during first quarter 2015. The Seattle Bank repurchased $106.2 million of excess capital stock in first quarter 2015.
Furthermore, in connection with the anticipated closing of the merger with the Federal Home Loan Bank of Des Moines (Merger) on May 31, 2015, the Seattle Bank's Board of Directors approved the following:

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Redemption of Seattle Bank Class A and Class B stock classified as mandatorily redeemable capital stock (MRCS) with respect to which the redemption period has expired and that is excess. The redemption will take place prior to the anticipated closing of the Merger.

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A $0.0168 per share prorated cash dividend based on average Class A and Class B stock outstanding from April 1 through May 26, 2015. The dividend will be paid immediately prior to the anticipated closing of the Merger.

“Our first quarter 2015 financial results demonstrate continuing focus on our fundamental operations and financial performance as we anticipate our merger with the Federal Home Loan Bank of Des Moines during the second quarter," stated Seattle Bank President and CEO Michael L. Wilson. "What may not be readily apparent, however, are the improvements we’ve made to our balance sheet. Our first-quarter sale of all private-label mortgage-backed securities, in addition to providing a modest gain, has improved the quality of our assets and overall financial health. This and other actions we intend to take prior to the merger should position the combined bank to deliver consistent and high-quality services and results to members going forward."
Key features of the Seattle Bank's operating results for the three months ended March 31, 2015, included:

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Higher net interest income. Net interest income after provision (benefit) for credit losses for the three months ended March 31, 2015, increased to $38.0 million, from $31.5 million in first quarter 2014, primarily due to lower cost of funding, partially offset by lower interest income. Interest income on advances was positively impacted by an increase in yield during first quarter 2015, compared to the same period in 2014, offset by the maturities of $1.5 billion of advances with Bank of America, N.A., (BANA) in March 2015. Interest income on mortgage loans held for portfolio declined due to the continued paydown of mortgage loans during the three months ended March 31, 2015.

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Higher non-interest income (loss). Non-interest income increased by $3.1 million in first quarter 2015, compared to the same period in 2014, primarily due to an increase in net gain on derivative and hedging activities. During the three months ended March 31, 2015, the Seattle Bank classified all investment securities as available-for-sale (AFS) and recorded a $51.5 million other-than-temporary impairment (OTTI) charge based on its intent to sell its private-label mortgage-backed securities (PLMBS). Subsequently, the Seattle Bank sold its PLMBS and recognized a $52.3 million gain on sale. The total impact to non-interest income of the OTTI charge together with the gain on sale from the above transactions was a gain of $792,000.

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Higher other non-interest expense. The Seattle Bank's other non-interest expense increased by $9.8 million for the three months ended March 31, 2015, compared to the same period in 2014, primarily due to $10.8 million of merger-related expenses incurred during the three months ended March 31, 2015.

Other Financial Information

•	Total assets decreased to $33.3 billion as of March 31, 2015, from $35.1 billion as of December 31, 2014, primarily due to a decrease in advances outstanding.

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Advances outstanding decreased to $8.4 billion as of March 31, 2015, from $10.3 billion as of December 31, 2014, primarily due to the maturities of $1.5 billion of advances with BANA during first quarter 2015.

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Investments (including securities purchased under agreements to resell, federal funds sold, and investment securities classified as either AFS or held-to-maturity) remained at approximately $24.1 billion as of March 31, 2015, and December 31, 2014. However, during first quarter 2015, the Seattle Bank classified all investment securities as AFS and disposed of its PLMBS. Proceeds from the sale of PLMBS were reinvested in agency mortgage-backed securities and other short-term securities during the quarter.

•	MRCS decreased by $91.8 million as of March 31, 2015, compared to December 31, 2014, primarily due to the Seattle Bank's repurchase of excess capital stock during the quarter.

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Accumulated other comprehensive income (AOCI) improved to $64.2 million as of March 31, 2015, from $1.6 million as of December 31, 2014, primarily due to the recognition of $58.2 million of unrealized gains upon the reclassification of investment securities to AFS and to improvements in the market values of the bank's other AFS securities. All AOCI balances related to investment securities sold during the quarter were reclassified and recognized as non-interest income (loss).

•	Total capital increased to $1.3 billion as of March 31, 2015, from $1.2 billion as of December 31, 2014.

•	The Seattle Bank paid cash dividends (including interest on MRCS) totaling $598,000 in first quarter 2015, compared to $672,000 during the same period in 2014.

Unaudited Selected Financial Data ($ in thousands)

Selected Statements of Condition Data	As of March 31, 2015	As of December 31, 2014
Advances	$8,406,368	$10,313,691
Investments (1)	24,120,739	24,046,403
Mortgage loans held for portfolio, net	618,475	647,179
Total assets	33,261,447	35,129,197
Consolidated obligations	29,180,893	31,790,607
MRCS	1,362,688	1,454,473
Total capital stock	855,856	858,083
Retained earnings	356,605	346,375
AOCI	64,221	1,552
Total capital (2)	1,276,682	1,206,010

	For the Three Months Ended March 31,
Selected Statements of Income Data	2015	2014
Net interest income	$37,750	$31,706
Provision (benefit) for credit losses	(208)	236
Net interest income after provision (benefit) for credit losses	37,958	31,470
Non-interest income (loss):
OTTI loss	(51,529)	(3)
Derivatives and hedging activities	1,630	(1,434)
Net realized gain on sale of AFS securities	52,321	—
Other non-interest income (3)	4	772
Other non-interest expense	28,736	18,888
Total assessments	1,203	1,236
Net income	$10,445	$10,681

Selected Performance Measures	As of March 31, 2015	As of December 31, 2014
Regulatory capital (4)	$2,575,149	$2,658,931
Risk-based capital surplus (5)	$1,939,538	$1,375,172
Regulatory capital-to-assets ratio	7.74%	7.57%
Leverage capital-to-assets ratio	11.50%	11.24%
Market value of equity (MVE) to par value of capital stock (PVCS) ratio	114.49%	114.29%
Return on PVCS vs. one-month London Interbank Offered Rate (LIBOR):
Return on PVCS (6)	1.84%	2.38%
Average annual one-month LIBOR	0.17%	0.16%
Core mission activity (CMA) assets to consolidated obligations (7)	37.80%	40.90%

(1)	Consists of securities purchased under agreements to resell, federal funds sold, AFS securities and, in 2014, held-to-maturity securities.
(2)	Excludes MRCS, which totaled $1.4 billion and $1.5 billion as of March 31, 2015, and December 31, 2014.
(3)
Depending upon activity within the period, may include the following: gain (loss) on financial instruments held under fair value option, gain (loss) on early extinguishments of consolidated obligations, service fees, and other non-interest income.

(4)	Includes total capital stock, retained earnings, and MRCS.
(5)
Defined as the excess of the bank's permanent capital (which consists of Class B capital stock, including Class B capital stock classified as mandatorily redeemable, and retained earnings) over its risk-based capital requirement.

(6)	Return on PVCS is computed as year-to-date net income divided by year-to-date average PVCS, annualized. Average annual one-month LIBOR is the year-to-date average one-month LIBOR.
(7)	Defined as advances, acquired member assets (such as mortgage loans), and certain housing finance agency obligations as a percentage of consolidated obligations.
The Seattle Bank expects to file its first quarter 2015 quarterly report on Form 10-Q with the Securities and Exchange Commission (SEC) on or around May 7, 2015.
Merger with the Des Moines Bank
On September 25, 2014, the Seattle Bank and the Federal Home Loan Bank of Des Moines (Des Moines Bank) entered into a definitive agreement to merge (the Merger Agreement). Further, by letter dated December 19, 2014, the banks received approval of their merger application submitted to the Federal Housing Finance Agency (FHFA). On February 27, 2015, the banks announced that the Merger Agreement had been appropriately ratified by members of each bank. Material details of the Merger Agreement and the Joint Merger Disclosure Statement regarding the Merger vote, which was distributed to members on January 12, 2015, are included in the banks’ related Form 8-K filings with the SEC. Subject to satisfaction of the remaining closing conditions as required pursuant to the Merger Agreement and the FHFA approval letter, the banks expect the Merger to become effective on May 31, 2015.
Consent Arrangement
The Seattle Bank continues to address the requirements of the Consent Order issued by the FHFA, effective November 22, 2013 (collectively, with related understandings with the FHFA, the Amended Consent Arrangement), which superseded the previous Consent Order and related understandings put in place in October 2010 (2010 Consent Arrangement). In addition to continued compliance with the terms of the plans and policies adopted and implemented to address the 2010 Consent Arrangement, the Amended Consent Arrangement requires Board of Directors' monitoring for compliance with the terms of such plans and policies, development and implementation of a plan acceptable to the FHFA to increase advances and other CMA assets as a percentage of the bank's consolidated obligations, and securing non-objection from the FHFA prior to repurchasing or redeeming any excess capital stock or paying dividends on the bank's capital stock. With FHFA non-objection, the Seattle Bank has repurchased up to $25 million of excess capital stock on a quarterly basis since the third quarter of 2012 and has paid modest quarterly dividends to its shareholders based on the bank's quarterly net income since July 2013. In addition to the quarterly repurchase of up to $25 million of excess capital stock, with FHFA non-objection, during first quarter 2015, the Seattle Bank redeemed an additional $75.0 million of excess capital stock on which the redemption waiting periods had been satisfied and repurchased $7.6 million of excess Class B stock that had been purchased by members on or after October 27, 2010, for activity purposes. The FHFA reviews the bank's requests to repurchase and pay dividends on its capital stock on a quarterly basis.
About the Seattle Bank
The Seattle Bank is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank's funding and financial services enable our member institutions to provide their customers with greater access to mortgages, commercial loans, and funding for affordable housing and economic development.
The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. The Seattle Bank serves Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, and Wyoming, the U.S. territories of American Samoa and Guam, and the Commonwealth of the Northern Mariana Islands. Members include commercial banks, credit unions, thrifts, industrial loan corporations, insurance companies, and non-depository community development financial institutions.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including preliminary highlights of financial statements and information as of and for the three months ended March 31, 2015, and information regarding the anticipated merger with the Des Moines Bank. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual financial performance and condition for the three months ended March 31, 2015, and other actions or transactions, including those relating to the ability of the Seattle Bank and the Des Moines Bank to complete the merger, the Amended Consent Arrangement, and payments of dividends and repurchases of capital stock, may differ materially from those expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, finalization of the financial statements, regulatory and legislative actions and approvals (including those of the FHFA relating to the stock repurchases and dividends and acceptance of final merger documentation), changes in general economic and market conditions (including effects on, among other things, U.S. debt obligations and mortgage-related securities), demand for advances, changes in the bank's membership profile or the withdrawal of one or more large members, shifts in demand for the bank's products and consolidated obligations, business and capital plan and policy adjustments and amendments, competitive pressure from other Federal Home Loan Banks and alternative funding sources, the Seattle Bank's ability to meet adequate capital levels, accounting adjustments or requirements (including changes in assumptions and estimates used in the bank's financial models), interest-rate volatility, changes in projected business volumes, the bank's ability to appropriately manage its cost of funds, changes in the bank's management and Board of Directors, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's most recent annual report on Form 10-K and other filings made with the SEC. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.